Exhibit 99.1

                    Navigators' Net Income up 40%

    NEW YORK--(BUSINESS WIRE)--May 12, 2003--The Navigators Group, Inc. (NAVG/NASDAQ) reported net income increased 40% for the first three months of 2003 to $4,834,000 or $0.55 per share, compared to $3,450,000 or $0.40 per share reported for the same period in 2002.
    The combined loss and expense ratio for the first three months of 2003 was 96.4%, compared to 97.0% for the same period in 2002.
    Total revenue increased 58% to $72,605,000 for the first quarter of 2003, compared to $45,809,000 for the same period during 2002. Gross written premium for the first quarter 2003 was $174,702,000, an increase of 43% from the first quarter of 2002. Net written premium increased to $91,033,000, up 29%.
    Net investment income for the first quarter of 2003 was $4,661,000, down from $4,942,000 in the first quarter of 2002. Net realized capital gains amounted to $218,000, or $0.02 per share, for the first quarter of 2003, compared to net realized capital losses of $293,000, or $0.02 per share for the same period in 2002.
    "Market conditions continue to be favorable, as we were able to achieve our targeted rate increases in virtually all of our specialty lines. Marine rates increased an average of 21% in the quarter," commented Terence N. Deeks, Chairman of Navigators. "Cash flow from underwriting remains robust; however, lower investment yields dampened our investment income. The good news is that the prevailing low interest rates should help maintain current underwriting conditions for the foreseeable future. Our underwriting results remain profitable and we continue to emphasize the importance of maintaining adequate loss reserves to fund the ultimate claims that will develop over time," Mr. Deeks added.

    The Navigators Group, Inc. is an international insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd's of London. Headquartered in New York City, Navigators has offices in major insurance centers in the United States and the United Kingdom.

    This press release may contain "forward looking statements" as defined in the Private Securities Litigation Act of 1995. We cannot assure that results which we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties which we face. Please refer to Navigators' most recent Form 10-K for a description of Navigators' business and the important factors which may affect that business. Navigators undertakes no obligation to publicly update or revise any forward looking statement.

              THE NAVIGATORS GROUP, INC. AND SUBSIDIARIES
                         Financial Highlights

      (In thousands, except book value and net income per share)
                   (All figures are on a GAAP basis)


                                        Three Months Ended
                                             March 31,
                                       --------------------
                                            (Unaudited)

Financial Highlights                      2003       2002    Change
--------------------                   ---------  ---------  ------

Gross written premium                  $174,702   $121,916     43%
Net written premium                      91,033     70,349     29%

Revenues:
  Net earned premium                     66,314     39,849     66%
  Commission income                       1,239      1,101     13%
  Net investment income                   4,661      4,942     -6%
  Net realized capital gains (losses)       218       (293)    NM
  Other income                              173        210    -18%
                                       ---------  ---------
  Total revenues                         72,605     45,809     58%
                                       ---------  ---------

Operating expenses:
  Net losses and loss adjustment
   expenses incurred                     44,040     23,783     85%
  Commission expense                     10,627      7,658     39%
  Other operating expenses               11,587      9,887     17%
  Interest expense                           97        160    -39%
                                       ---------  ---------
  Total operating expenses               66,351     41,488     60%
                                       ---------  ---------

Income before income taxes                6,254      4,321     45%
                                       ---------  ---------

Income tax expense                        1,420        871     63%
                                       ---------  ---------

Net income                               $4,834     $3,450     40%
                                       =========  =========

Per Share Data
--------------
Net income per common share:
  Basic                                   $0.57      $0.41     39%
  Diluted                                 $0.55      $0.40     38%

Average common shares outstanding:
  Basic                                   8,494      8,436
  Diluted                                 8,721      8,626

Underwriting Ratios
-------------------
Loss Ratio                                 67.0%      59.7%
Expense Ratio                              29.4%      37.3%
                                       ---------  ---------
Combined Ratio                             96.4%      97.0%


                                       March 31, December 31,
Balance Sheet Data                        2003       2002
------------------                     ---------  ---------

Stockholders' equity                   $176,793   $171,275      3%
Book value per share                      20.76      20.18      3%

NM - not meaningful
Note: Certain amounts for the prior period have been reclassified to conform to the presentation in the current period.

    CONTACT: The Navigators Group, Inc., New York
             Brad Wiley, 212/613-4251